Sidney Pump
P.O. Box 9452
Coral Springs, FL 33075



January 10, 2000

The Board of Directors
Environmental Monitoring & Testing Corporation
825 Main Street South
P.O. Box 760
New Ellenton, SC 29809

Dear Sirs:

I hereby tender my resignation as a Director and Secretary of the Corporation effective this date with cause. You, the other two Board members, Vincent A. Ferri and Martin L. Jacoby, separately or in concert, without my oral or written permission to do so, affixed my name on the Corporate 10KSB that was filed with the United States Securities Exchange Commission, December 28, 1999. Further, I have not affixed my signature to any Board of Directors meeting except for a certain meeting on November 3, 1999, wherein I was appointed Secretary of the Corporation. All other meetings, if any, were called and held without notice to me and in contravention of the By-laws of the corporation.

Further, another reason for my resignation is that you, the other two board members, willfully refused to immediately appoint independent directors to the Board of Environmental Monitoring & Testing Corporation. That according to Securities Exchange Commission rules and regulations the Board of Directors should include outside directors and in fact they should constitute a majority of the Board.

I trust that the Board is aware that my resignation shall need to be filed with the Securities Exchange Commission immediately.

Respectfully,

/s/ Sidney Pump

Sidney Pump